Exhibit 8.2

September 1, 2015

Olin Corporation.

Tax Opinion Regarding Blue Cube Merger

Ladies and Gentlemen:

We have acted as counsel for Olin Corporation, a Virginia corporation (“Olin”), in connection with the merger (“Merger”) of Blue Cube Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Olin (“Merger Sub”) with and into Blue Cube Spinco Inc., a Delaware corporation (“Splitco”), following the split-off (the “Split-Off”) of Splitco by The Dow Chemical Company, a Delaware corporation (“TDCC”), as described in registration statements filed by Olin and Splitco with the Securities and Exchange Commission (“SEC”) on Form S-4 (Registration Nos. 333-203990 and 333-204006 respectively) under the Securities Act of 1933 (the “Registration Statements”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement, dated as of March 26, 2015, by and among TDCC, Splitco, Olin, and Merger Sub. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion we have examined and relied, with your consent, on (i) the Registration Statements; (ii) the Transaction Documents; (iii) the representation letters, dated as of the date hereof, addressed to us from Olin and Splitco; (iv) the private letter ruling (the “Ruling”) dated July 15, 2015 issued to TDCC by the Internal Revenue Service relating to the Split-Off and Merger; (v) the request for the Ruling and all supplements and exhibits thereto; and (vi) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that any Transaction Documents that have not yet been executed will be executed substantially in the form of the relevant drafts as in existence as of the date hereof.

In rendering our opinion we have assumed, with your consent, that (i) the Split-Off and the Merger will be consummated as described in the Registration Statements and the Transaction Documents; (ii) the Split-Off will constitute a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, TDCC and Splitco will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and the Split-Off will be so reported by TDCC and Splitco on their respective U.S. Federal income tax returns; (iii) the Merger will be reported by Olin and Splitco, on their respective U.S. Federal income tax returns in a manner consistent with our opinion set forth below; (iv) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals, or if submitted as duplicates or certified or conformed copies that they faithfully reproduce the originals thereof; (v) all such documents have been or will be duly executed to the extent required in the form presented to us; (vi) all representations and statements set forth in such documents are true, correct and complete as of the date hereof; (vii) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; and (viii) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Merger under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we express no opinion as to any law other than the Federal law of the United States of America.

Based upon and subject to the foregoing and to the assumptions and limitations set forth in the Registration Statements under the caption “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”, in our opinion, for U.S. Federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each of Olin, Merger Sub and Splitco will be a party to the reorganization within the meaning of Section 368(b) of the Code.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.2 to each of the Registration Statements. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statements. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105-3443

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